Exhibit 5.1

Stradling Yocca Carlson & Rauth
A PROFESSIONAL CORPORATION ATTORNEYS AT LAW 660 Newport Center Drive, Suite 1600 Newport Beach, CA 92660-6422 TELEPHONE (949) 725-4000 FACSIMILE (949) 725-4100	ORANGE COUNTY (949) 725-4000
SAN DIEGO (858) 720-2150
SAN FRANCISCO (415) 283-2240
SANTA BARBARA (805) 564-0065
SACRAMENTO (916) 449-2350

September 28, 2012

EMCORE Corporation
10420 Research Road, SE
Albuquerque, NM

Re:	Purchase of 1,593,400 shares of Common Stock of EMCORE Corporation by B. Riley & Co., LLC pursuant to that certain Underwriting Agreement dated September 28, 2012.
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the offering by EMCORE Corporation, a New Jersey corporation (the “Company”), of 1,593,400 shares of the Company's common stock (the “Shares”), pursuant to a Registration Statement on Form S-3 (the “Registration Statement”) filed with, and declared effective by, the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) (Registration No. 333-183256), the prospectus dated August 23, 2012 contained in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the offering of the Shares filed with the Commission pursuant to Rule 424(b) of the rules and regulations under the Act (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). We understand that all of the Shares are to be offered and sold by the Company as described in the Registration Statement and the Prospectus. We are rendering this supplemental legal opinion in connection with the offering of the Shares pursuant to the Registration Statement and the Prospectus.
In connection with the preparation of this opinion, we have examined and relied upon the Registration Statement, the Prospectus and the Underwriting Agreement dated as of September 28, 2012 by and between the Company and B. Riley & Co., LLC (the “Underwriting Agreement”). In addition, we have examined and relied upon such other documents and considered such question of law as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures.
Based upon the foregoing, it is our opinion that the Shares, when issued, sold and delivered in the manner and for the consideration stated in the Prospectus, and pursuant to the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.
We consent to the use of this opinion as an exhibit to the Company's Current Report on Form 8-K, which is incorporated by reference in the Registration Statement, and to the use of our name under the caption “Experts” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is intended solely for use in connection with the issuance and sale of the Shares and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,
/s/ Stradling Yocca Carlson & Rauth

Stradling Yocca Carlson & Rauth